EX-99.B-77C

SUB-ITEM 77C:          Submission of matters to a vote of security holders

SHAREHOLDER MEETING RESULTS

On December 12, 2008, a special shareholder meeting (Meeting) for Waddell & Reed Advisors New Concepts Fund, Inc. (Fund) was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The Meeting was held for the following purpose (and with the following results):

Proposal 1:          To elect thirteen Directors for the Fund.

Michael L. Avery
For	Against
82,231,239.270	2,647,349.110

Jarold W. Boettcher
For	Against
82,245,723.401	2,632,864.979

James M. Concannon
For	Against
82,222,109.198	2,656,479.182

John A. Dillingham
For	Against
82,211,434.642	2,667,153.738

David P. Gardner
For	Against
82,055,863.652	2,822,724.728

Joseph Harroz, Jr.
For	Against
82,226,298.916	2,652,289.464

John F. Hayes
For	Against
81,861,544.086	3,017,044.294

Robert L. Hechler
For	Against
81,713,454.289	3,165,134.091

Albert W. Herman
For	Against
82,171,162.593	2,707,425.787

Henry J. Herrmann
For	Against
82,231,693.990	2,646,894.390

Glendon E. Johnson, Sr.
For	Against
81,957,085.484	2,921,502.896

Frank J. Ross, Jr.
For	Against
82,209,646.427	2,668,941.953

Eleanor B. Schwartz
For	Against
82,217,448.697	2,661,139.683

Proposal 2:          To approve for the Fund a proposed Agreement and Plan of Reorganization and Termination, pursuant to which the Fund would be reorganized into a corresponding series of a newly established Delaware statutory trust, to be named Waddell & Reed Advisors Funds.

For	Against	Abstain
78,794,268.533	2,378,143.962	2,947,860.275